Exhibit 10

                                                       SILGAN HOLDINGS INC.

                                                       4 Landmark Square
                                                       Suite 400
                                                       Stamford, CT 06901

                                                       Telephone: (203) 975-7110
                                                       Fax: (203) 975-7902



April 12, 2004


Mr. Anthony J. Allott
2 Marc Lane
Westport, CT 06880

Dear Tony:

     This letter sets forth the terms of your continued employment with Silgan Holdings Inc. and replaces in its entirety the letter to you dated April 10, 2002.

     You will continue to be employed on a full-time at will basis by Silgan Holdings Inc., serving as its Executive Vice President and Chief Financial Officer and reporting to the Co-Chief Executive Officers of Silgan Holdings Inc. Additionally, you will continue to serve as an officer of subsidiaries of Silgan Holdings Inc. as directed.

     While you are employed by Silgan Holdings Inc., as compensation for your services, Silgan Holdings Inc. will pay you a salary, which for 2004 shall be at an annual rate of $496,689. Your salary shall be payable to you in accordance with the prevailing payroll practices (including the withholding of taxes) of Silgan Holdings Inc. Your annual salary shall be increased each year, beginning January 1, 2005, by three percent (3%) or such higher amount as shall be approved by the Compensation Committee of the Board of Directors of Silgan Holdings Inc. While you are employed by Silgan Holdings Inc., you shall also be eligible to receive an annual bonus for each year, payable in the following year in accordance with Silgan Holdings Inc.'s practices (including the withholding of taxes), in an amount up to a maximum of thirty percent (30%) of your annual salary for that year. Your bonus for any year shall be payable to you on the same basis that annual bonuses are payable to the Co-Chief Executive Officers of Silgan Holdings Inc. for such year under the Silgan Holdings Inc. Senior Executive Performance Plan.

     During your  employment  with Silgan Holdings Inc., you will be entitled to
(i) receive health and welfare benefits that are made available generally to employees of Silgan Holdings Inc., with the full cost for such benefits to be borne by you, and (ii) to participate in the 401(K) savings plan and supplemental savings plan that other employees of Silgan Holdings Inc. participate in, except that you will not be entitled to any matching contributions in respect of your contributions to such 401(K) savings plan or supplemental savings plan. The health and welfare benefits that are made available

Mr. Anthony J. Allott                 2                           April 12, 2004


generally to employees of Silgan Holdings Inc. currently consist of a comprehensive medical plan, a long-term disability plan and a supplemental life plan. You will also be entitled to four weeks paid vacation, subject to the policies of Silgan Holdings Inc.

     Other than as set forth above, you shall not be entitled to participate in any other benefit plans of, or receive any other benefits from, Silgan Holdings Inc. or any of its subsidiaries, including, without limitation, under any pension plan, except that you shall be entitled to also participate in and receive benefits under any stock option, restricted stock or other stock based compensation plan in which other officers of Silgan Holdings Inc. participates.

     In the event that your employment with Silgan Holdings Inc. is terminated without cause by Silgan Holdings Inc., you will be entitled to receive a lump sum severance payment in an amount equal to the sum of (i) your annual salary at such time plus (ii) your annual bonus, calculated at thirty percent (30%) of your annual salary at such time.

     Please acknowledge your agreement with the foregoing by signing a copy of this letter below.

                                               Very truly yours,

                                               SILGAN HOLDINGS INC.


                                               By: /s/ D. Greg Horrigan
                                               --------------------------------
                                               D. Greg Horrigan
                                               President and Co-Chief Executive
                                                  Officer


Acknowledged and agreed:


/s/ Anthony J. Allott
---------------------
Anthony J. Allott